First Foundation Inc. (NASDAQ: FFWM) April 27, 2021

Exhibit 99.1

FIRST FOUNDATION INC. REPORTS FIRST QUARTER 2021 RESULTS

●	First quarter net income of $22.4 million and earnings per share of $0.50.
●	Total revenues of $66.1 million in first quarter 2021.

● ● ● ● ●
1Q21 Key Financial Data

Profitability Metrics	1Q21	4Q20	1Q20
Return on average assets (%)	1.25	1.33	0.83
Return on average common equity (%)	12.7	13.0	8.5
Return on tangible common equity (%) (a)	14.9	15.3	10.3
Net interest margin (%)	3.16	3.19	2.92
Efficiency ratio (%) (a)	51.5	49.0	58.2

Income Statement (b)	1Q21	4Q20	1Q20
Net interest income	$54,229	$51,712	$44,868
Noninterest income	$11,908	$11,362	$10,675
Net income attributable to common	$22,355	$22,366	$13,211
Diluted earnings per common share	$0.50	$0.50	$0.29
Dividends declared per common share	$0.09	$0.07	$0.07

Balance Sheet (b)	1Q21	4Q20	1Q20
Average total loans	$5,383,745	$5,132,081	$5,082,152
Average total deposits	$6,104,727	$5,670,959	$4,972,235
Net charge-off ratio	(0.01)%	0.02%	0.01%
Tangible book value per share	$13.84	$13.44	$11.80
Tier 1 Leverage Ratio	8.60%	8.93%	8.37%

(a) See Non-GAAP Financial Measures
(b) Dollars in thousands, except per share data

●
Return on average assets of 1.25%.
●
Return on average tangible equity of 14.9%.
●
Tangible book value per share increased to $13.84.
●
Tangible common equity to tangible assets increased to 8.91%.
●
Net interest margin of 3.16%; 3.24% in March.
●
Another record quarter of loan originations of $765 million.

DALLAS, TX – First Foundation Inc. (NASDAQ: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors (“FFA”) and First Foundation Bank (“FFB”), reported net income of $22.4 million, or $0.50 per diluted share, for the first quarter of 2021, compared to net income of $22.4 million, or $0.50 per diluted share, for the fourth quarter of 2020.  Additionally, First Foundation Inc. announced today that its Board of Directors has approved the payment of a quarterly cash dividend of $0.09 per common share, payable on May 17, 2021 to common shareholders of record as of May 7, 2021.

Scott F. Kavanaugh CEO

“We experienced a great start to 2021 with record originations, strong growth in core deposits, and peak levels of assets under management,” said Scott F. Kavanaugh, CEO of First Foundation Inc. “As we expand into Texas and solidify our position as a regional bank, I am very pleased at the contributions from all facets of our business, including the strongest quarter ever for commercial lending. Our business model continues to perform very well, and we are excited about the future, especially as we explore bringing digital asset solutions into our offering.”

David DePillo President

“We are seeing tremendous success as part of our three-year pivot into a more commercial-focused banking platform,” said David DePillo, President of First Foundation Inc. “This is best evidenced by the fact commercial business lending accounted for over half of our originations in the first three months of the year. We accomplished this without changing our high underwriting standards. We have also been successful in the deployment of excess liquidity to help bolster originations. As we head into the second quarter and beyond, we are experiencing unprecedented demand and our loan pipeline is at record levels.”

Investor contact: Kevin Thompson, kthompson@ff-inc.com | 949-202-4164 Media contact: Tyler Resh, tresh@ff-inc.com | 949-202-4131

FIRST FOUNDATION INC. FIRST QUARTER 2021 RESULTS

1Q21 Highlights
Financial Results:
●
Total revenues were $66.1 million in the quarter, an increase of 5% from the fourth quarter of 2020 and an increase of 19% from the first quarter of 2020.
●
Nonperforming assets (“NPAs”) to total assets decreased to 0.24% from 0.30% in the fourth quarter.
●
Return on average tangible equity of 14.9%.
●
Return on average assets of 1.25%.
●
Efficiency ratio of 51.5% for the quarter.
●
Total tangible shareholders’ equity of $620 million, tangible book value of $13.84 per share, an increase of 3% from the fourth quarter of 2020, and tangible common equity to tangible assets of 8.91%.
●
Net interest margin (“NIM”) of 3.16% for the quarter. NIM of 3.24% for March, following deployment of excess cash through paydown of higher cost funding sources and growth in loans in second half of quarter.

Other Activity:
●
Forbearances and deferrals decreased to 0.32% of total loans, to a total of $17.8 million, from 0.48% and $25.4 million in the prior quarter.
●
During the quarter an additional $54.6 million, or 32% of the total $171 million first round of PPP loans funded in 2020 were forgiven, bringing the total forgiven from the first round to $81 million.
●
We recognized an additional $1.2 million of net PPP fee income during the quarter, or 20% of the total net fees, bringing the total fees realized to 76% from the $171 million of first round PPP loans funded.
●
As part of the second round of PPP requests starting during the quarter, we have processed over 300 loans with balances in excess of $56.5 million, of which $45.8 million have already been disbursed to our clients to date.
●
We anticipate recognizing an additional $0.9 million of net PPP fee income from the second round over the coming quarters, of which 3% of the total net fees for the second round have already been recognized in this quarter.
●
Loan originations totaled $765 million for the quarter, a record for the company.  Contributing to our record loan originations were C&I originations of $406 million for the quarter, also a record for the company.
●
The allowance for credit losses for loans decreased by $1 million in the quarter to $23.2 million, from $24.2 million in the prior quarter, resulting from improvement in the economic scenario outlook.
●
The allowance for credit losses for investments increased by $1.6 million in the quarter. The increase was a result of the lower interest rate environment and faster than expected prepayments that negatively impacted the projected cash flows on FFB’s interest-only strip securities.
●
Core deposits increased to 98% of total deposits from 73% the prior year.
●
Cost of deposits decreased to 0.31% from 0.41% in the prior quarter. Of the $511 million increase in core deposits, $491 million, or 96% were attributed to commercial business deposits.
●
Declared and paid cash dividend of $0.09 per share in the quarter.
●
Assets under management (“AUM”) at FFA increased to $5.0 billion, while Trust assets under advisement (“AUA”) at FFB increased to $1.2 billion.

FIRST FOUNDATION INC. FIRST QUARTER 2021 RESULTS

Details

Loans

Loans increased $321 million, or 6.0%, compared to the prior quarter to $5.6 billion as of March 31, 2021, and increased $304 million, or 5.7%, compared to March 31, 2020.  New loan fundings in the first quarter of 2021 were a quarterly record for FFB totaling $765 million, an increase of $50 million, or 7.0%, from the fourth quarter of 2020 and an increase of $102 million, or 15.4%, from the first quarter of 2020. Contributing to our record quarter of loan originations, our C&I division funded $406 million of new commercial loans during the first quarter of 2021 of which 48% were adjustable commercial revolving lines of credit.  The remaining C&I originations were comprised of $108 million of commercial term loans, $69 million of public finance loans, $24 million of equipment finance leases, and $9 million of owner occupied commercial real estate loans.  Included in commercial term loans originations is $45.8 million of second round PPP fundings. Loan growth during the first quarter of 2021 was also impacted by loan payoffs of $477 million, compared to payoffs of $534 million in the fourth quarter of 2020 and $396 million in the first quarter of 2020. The current pipeline remains strong in 2021.

Investment Securities

Investment securities decreased $56.6 million, or 6.9%, from the prior quarter to $758.1 million as of March 31, 2021, and decreased $203.4 million, or 21.2%, compared to March 31, 2020. The decreases in the balance of investment securities compared to the fourth quarter of 2020 and first quarter of 2020 were primarily driven by elevated prepayments in our agency mortgage backed securities portfolio.

The allowance for credit losses for investments increased by $1.6 million to $8.9 million in the quarter. The increase was a result of the lower interest rate environment and faster than expected prepayments that negatively impacted the projected cash flows on FFB’s interest-only strip securities.

Deposits and Borrowings

Deposits increased $332 million, or 5.6%, during the first quarter of 2021, to $6.2 billion compared to the prior quarter, and increased $1.2 billion, or 24.2%, compared to the first quarter of 2020. Deposit growth during the first quarter of 2021 was primarily driven by an increase of $526.9 million, or 32%, in non-interest bearing demand deposits, largely attributable to our commercial deposit services division, and an increase of $141.2 million, or 16%, in interest-bearing demand deposits, primarily driven by our retail branches.  The increases in deposits were offset by a reduction in savings accounts of $115.0 million, largely from the retail branches, in addition to a reduction in CDs of $213.2 million, primarily due to our intentional run-off of higher cost brokered deposits. Noninterest-bearing demand deposits measured 34.9% of total deposits as of March 31, 2021, compared to 28.0% of total deposits as of December 31, 2020, while core deposits continued to increase and measured 98% of total deposits as of March 31, 2021, compared to 94% of total deposits as of December 31, 2020.

The $332 million growth in deposits during the first quarter of 2021 included increases in the commercial deposit services division of $419 million and retail branch deposits of $45 million, which were partially offset by a $179 million decrease in wholesale brokered deposits and Digital Bank channel deposits of $35 million. Of the $511 million increase in core deposits, $491 million, or 96% were attributed to commercial business deposits from both our Commercial Deposit channel serving complex treasury management commercial customers, and from our business banking customers served by our retail branches. Commercial business deposits were 70% of total core deposits as of March 31, 2021.

FIRST FOUNDATION INC. FIRST QUARTER 2021 RESULTS

Our loan to deposit ratio measured 90.1% as of March 31, 2021, compared to 89.8% as of December 31, 2020 and 105.9% as of March 31, 2020.

The balance of Federal Home Loan Bank (FHLB) advances decreased 98.0% in the first quarter of 2021, to $5 million, compared to $255 million in the fourth quarter of 2020, and decreased by $779 million compared to the first quarter of 2020. Borrowings decreased during the quarter as cash provided by the increase in deposits, which exceeded the growth in our assets, was used to pay down our borrowings at FFB.

Private Wealth Management and Trust Assets

AUM at FFA increased to $5.0 billion.  The $101 million increase in AUM during the first quarter of 2021 was the net result of $106 million of new accounts, $112 million of portfolio gains, and terminations and net withdrawals of $117 million. AUA at FFB’s Trust Department increased $91.6 million to $1.2 billion during the first quarter of 2021.  The Advisory and Trust divisions achieved a combined pre-tax profit margin of 16% in the quarter.

Net Interest Income

Net interest income was $54.2 million for the first quarter of 2021, compared to $51.7 million and $44.9 million in the fourth quarter of 2020 and first quarter of 2020, respectively.  Interest income from loans increased 3.8% to $53.5 million for the first quarter of 2021, compared to $51.5 million for the fourth quarter of 2020, driven primarily by higher average loan balances. Interest income from investment securities and interest-earning cash decreased by 13.8%, to $5.6 million for the first quarter of 2021, compared to $6.4 million for the fourth quarter in 2020, and decreased 24.8%, compared to $7.5 million in the first quarter of 2020, driven primarily by a decrease in average investment securities balances.

Interest expense decreased 21.0% to $4.9 million for the first quarter of 2021, compared to $6.2 million for the fourth quarter of 2020, and decreased 72.0% compared to $17.5 million for the first quarter of 2020. The decreases in interest expense were driven primarily by 22.0% and 68.5% decreases in interest expense on deposits compared to the fourth quarter of 2020 and first quarter of 2020, respectively, to $4.6 million for the first quarter of 2021, and due to 16 and 114 basis point lower average rates on interest-bearing deposits, that were partially offset by higher average balances of deposits, compared to the fourth quarter of 2020 and first quarter of 2020, respectively. Interest expense on FHLB advances decreased 23.7% compared to the prior quarter, to $0.2 million for the first quarter of 2021, due to lower average balances.

Net Interest Margin

Net interest margin decreased three basis points to 3.16% in the first quarter of 2021 from 3.19% in the fourth quarter of 2020, and increased 24 basis points from 2.92% in the first quarter of 2020. The linked-quarter change was primarily driven by a 12 basis point decrease in interest-earning assets, combined with an increase in the balance of those interest-bearing assets by 6.0%.  The year to year quarterly change in NIM reflects the current low interest rate environment which positively impacted our NIM, as our cost of funds have fallen faster than the yield on our earnings assets between these two periods. Excess liquidity also contributed to the linked-quarter decrease in NIM, but that excess liquidity was used to pay down higher cost fixed FHLB borrowings and wholesale brokered CDs, in addition to funding strong loan growth.

FIRST FOUNDATION INC. FIRST QUARTER 2021 RESULTS

Noninterest Income

Noninterest income increased 4.8% to $11.9 million in the first quarter of 2021, compared to $11.4 million in the fourth quarter of 2020. In addition, noninterest income increased 11.6% compared to $10.7 million in the first quarter of 2020.

Noninterest income during the first quarter of 2021 was comprised primarily of $6.9 million of investment advisory fees from Wealth Management, $1.8 million of trust administrative and consulting fees, $2.9 million of loan and servicing fees, and $0.4 million of deposit account fees. Income related to Wealth Management increased in the first quarter of 2021, when compared to the fourth quarter of 2020 and the first quarter of 2020, due primarily to higher levels of fees earned on AUM.  Loan and servicing fees in the first quarter of 2021 increased compared to the first quarter of 2020 due to higher loan volume.

Noninterest Expense

Noninterest expense increased 10.0% to $34.5 million for the first quarter of 2021, compared to $31.4 million for the fourth quarter of 2020, and increased 5.0%, compared to $32.9 million for the first quarter of 2020. Compensation and benefits were $3.7 million higher in the first quarter of 2021, to $21.5 million, compared to the $17.8 million in the fourth quarter of 2020, due to merit increases and annual bonus and commission payouts in the first quarter. Occupancy and depreciation expenses increased by $0.6 million in the first quarter of 2021 when compared to the first quarter of 2020 due primarily to higher core processing costs related to higher volumes and services. Noninterest expenses for Wealth Management increased by $0.7 million in the linked quarter also due to higher compensation and benefits costs.

Our efficiency ratio for the first quarter of 2021 was 51.5%, compared to 49.0% for the fourth quarter of 2020 and 58.2% in the first quarter of 2020.

Income Tax Expense

We recorded an income tax expense of $8.9 million in the first quarter of 2021, compared to an income tax expense of $9.6 million in the fourth quarter of 2020, and an income tax expense of $5.4 million in the first quarter of 2020. Our effective tax rate for the first quarter of 2021 was 28.5%, compared to 30.0% for the fourth quarter of 2020, and 29.0% for the first quarter of 2020.

Asset Quality

Total nonperforming assets were $16.6 million as of March 31, 2021, compared to $20.6 million as of December 31, 2020, and $9.3 million as of March 31, 2020. Our ratio of nonperforming assets to total assets was 0.24% as of March 31, 2021, compared to 0.30% as of December 31, 2020, and 0.14% as of March 31, 2020. Total delinquent loans increased $7.9 million, to $10.7 million as of March 31, 2021, compared to $2.8 million as of December 31, 2020.

Our allowance for credit losses for loans was $23.2 million, or 0.45% of total loans, as of March 31, 2021, compared to $24.2 million, or 0.50%, as of December 31, 2020 and $23.0 million, or 0.48%, as of March 31, 2020. The linked quarter decrease in the allowance for credit losses for loans was a result of improvement in the economic scenario outlook. Net charge-offs during the first quarter of 2021 were negative $0.2 million, or (0.01)% of average loans annualized, compared to net charge-offs of $0.2 million, or 0.02% of average loans annualized, for the fourth quarter of 2020, and $0.1 million, or 0.01% of average loans annualized, for the first quarter of 2020.

FIRST FOUNDATION INC. FIRST QUARTER 2021 RESULTS

The ratio of the allowance for credit losses for loans to total nonperforming assets was 139.6% as of March 31, 2021, compared to 117.3% as of December 31, 2020 and 248.6% as of March 31, 2020.

Capital

As of March 31, 2021, FFB exceeded all Basel III minimum regulatory capital requirements necessary to be considered a "well-capitalized" depository institution, as summarized in the table below:

	As of			Well-Capitalized
	March 31,	December 31,	March 31,	Regulatory
(unaudited)	2021 [1]	2020	2020	Requirements
Tier 1 leverage ratio	8.60%	8.98%	8.43%	5.00%
Common Equity Tier 1 ratio	11.14%	11.63%	10.56%	6.50%
Tier 1 risk-based capital ratio	11.14%	11.63%	10.56%	8.00%
Total risk-based capital ratio	11.73%	12.25%	11.08%	10.00%
Tangible equity to tangible assets ratio [2]	8.91%	8.75%	8.20%	N/A %

(1)	Regulatory capital ratios are preliminary until filing of our March 31, 2021 FDIC call report.
(2)	Tangible equity is a non-GAAP financial measure. See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this report.

Shareholders' equity totaled $714.4 million as of March 31, 2021, an increase from $695.7 million and $623.1 million as of December 31, 2020 and March 31, 2020, respectively. Our tangible book value per common share increased $0.40 to $13.84 as of March 31, 2021, compared to $13.44 as of December 31, 2020, and increased $2.04 compared to $11.80 as of March 31, 2020.

FIRST FOUNDATION INC. FIRST QUARTER 2021 RESULTS

Earnings Call Info

The Company will host a conference call at 8:00 a.m. PT / 11:00 p.m. ET on April 27, 2021 to discuss its financial results. Analysts and investors may participate in the question-and-answer session. The call will be broadcast live over the Internet and can be accessed by visiting First Foundation’s website and clicking on “Investor Relations” and “Events & Presentations” https://investor.ff-inc.com/events-and-presentations/default.aspx.  The conference call can be accessed by telephone at (866) 342-6659 using conference ID 8005299.  It is recommended that participants dial into the conference call approximately ten minutes prior to the call. For those who are unable to participate during the live call, an archive of the call will be available for replay.

About First Foundation

First Foundation Inc. (NASDAQ: FFWM) and its subsidiaries offer personal banking, business banking, and private wealth management services, including investment, trust, insurance, and philanthropy services. This comprehensive platform of financial services is designed to help clients at any stage in their financial journey. First Foundation is comprised of an extraordinary team of financial professionals united around a single cause: to enable growth-minded individuals and businesses to boldly live the life they imagined and preserve the legacy they have worked so hard to build. The financial products and services offered by First Foundation are more consistent with those offered by larger financial institutions, while its high level of personalized service, accessibility, and responsiveness to clients are more aligned with community banks and boutique wealth management firms. This combination of an integrated platform of comprehensive financial services and the products along with personalized service differentiates First Foundation from many of its competitors and has contributed to the growth of its client base and business. Services are offered through bank and/or wealth management branch offices in California, Texas, Nevada, and Hawaii. Learn more at firstfoundationinc.com, or connect with us on LinkedIn and Twitter.

Forward-Looking Statements

Statements in this report regarding our expectations and beliefs about our future financial performance and financial condition, dividends, as well as trends in our business and markets are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," "outlook," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." The forward-looking statements in this report are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this report and could cause us to make changes to our future plans. Those risks and uncertainties include, but are not limited to the risk of incurring credit losses, which is an inherent risk of the banking business; the negative impacts and disruptions resulting from the COVID-19 pandemic on our colleagues, clients, the communities we serve and the domestic and global economy, which may have an adverse effect on our business, financial position and results of operations; the risk that we will not be able to continue our internal growth rate; the risk that we will not be able to access the securitization market on favorable terms or at all; changes in general economic conditions, either nationally or locally in the areas in which we conduct or will conduct our business; risks associated with the Federal Reserve Board taking actions with respect to interest rates, which could adversely affect our interest income and interest rate margins and, therefore, our future operating results; the risk that the performance of our investment management business or of the equity and bond markets could lead clients to move their funds from or close their investment accounts with us, which would reduce our assets under management and adversely affect our operating

FIRST FOUNDATION INC. FIRST QUARTER 2021 RESULTS

results; the risk that we may be unable or that our board of directors may determine that it is inadvisable to pay future dividends; risks associated with changes in income tax laws and regulations; and risks associated with seeking new client relationships and maintaining existing client relationships. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our 2020 Annual Report on Form 10-K for the fiscal year ended December 31, 2020 that we filed with the SEC on February 26, 2021, and other documents we file with the SEC from time to time. We urge readers of this report to review those reports and other documents we file with the SEC from time to time. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this report, which speak only as of today's date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this report or in the above-referenced reports, whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contacts
Investors	Media
Kevin L. Thompson EVP, Chief Financial Officer 949-202-4164 kthompson@ff-inc.com	Tyler J. Resh SVP, Director of Marketing and Strategy 949-202-4131 tresh@ff-inc.com

FIRST FOUNDATION INC. FIRST QUARTER 2021 RESULTS

CONSOLIDATED BALANCE SHEETS

(unaudited)

	March 31,	December 31,	March 31,
(in thousands, except share and per share amounts)	2021	2020	2020
ASSETS

Cash and cash equivalents	$468,026	$629,707	$40,359
Securities available-for-sale	758,097	814,671	961,477
Allowance for credit losses - investments	(8,878)	(7,245)	—
Net securities	749,219	807,426	961,477

Loans held for sale	513,054	505,404	520,721

Loans held for investment	5,117,206	4,803,799	4,805,513
Allowance for credit losses - loans	(23,180)	(24,200)	(23,000)
Net loans	5,094,026	4,779,599	4,782,513

Investment in FHLB stock	17,250	17,250	21,168
Deferred taxes	6,941	8,603	9,132
Premises and equipment, net	7,817	8,012	8,569
Goodwill and intangibles	94,864	95,296	96,672
Other assets	100,635	105,863	73,097
Total Assets	$7,051,832	$6,957,160	$6,513,708

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Deposits	$6,245,821	$5,913,433	$5,030,827
Borrowings	12,000	269,000	794,000
Accounts payable and other liabilities	79,581	79,016	65,798
Total Liabilities	6,337,402	6,261,449	5,890,625

Shareholders’ Equity
Common Stock	45	45	45
Additional paid-in-capital	434,346	433,941	432,363
Retained earnings	265,970	247,638	185,852
Accumulated other comprehensive income (loss)	14,069	14,087	4,823
Total Shareholders’ Equity	714,430	695,711	623,083
Total Liabilities and Shareholders’ Equity	$7,051,832	$6,957,160	$6,513,708

FIRST FOUNDATION INC. FIRST QUARTER 2021 RESULTS

CONSOLIDATED INCOME STATEMENTS

(unaudited)

	For the Quarter Ended
	March 31,	December 31,	March 31,
(in thousands, except share and per share amounts)	2021	2020	2020
Interest income:
Loans	$53,531	$51,549	$54,884
Securities	5,206	6,045	6,997
FHLB Stock, fed funds sold and deposits	401	336	457
Total interest income	59,138	57,930	62,338

Interest expense:
Deposits	4,623	5,884	14,646
Borrowings	286	334	2,824
Total interest expense	4,909	6,218	17,470

Net interest income	54,229	51,712	44,868

Provision for credit losses	360	(233)	4,079

Net interest income after provision for credit losses	53,869	51,945	40,789

Noninterest income:
Asset management, consulting and other fees	8,349	7,602	7,762
Other income	3,559	3,760	2,913
Total noninterest income	11,908	11,362	10,675

Noninterest expense:
Compensation and benefits	21,526	17,809	19,857
Occupancy and depreciation	6,160	6,473	5,512
Professional services and marketing costs	2,122	2,165	1,754
Customer service costs	1,770	1,728	2,372
Other expenses	2,933	3,199	3,362
Total noninterest expense	34,511	31,374	32,857

Income before taxes on income	31,266	31,933	18,607
Taxes on income	8,911	9,567	5,396
Net income	$22,355	$22,366	$13,211

Net income per share:
Basic	$0.50	$0.50	$0.30
Diluted	$0.50	$0.50	$0.29
Shares used in computation:
Basic	44,707,718	44,641,800	44,669,661
Diluted	45,012,205	44,957,611	44,952,669

FIRST FOUNDATION INC. FIRST QUARTER 2021 RESULTS

SELECTED FINANCIAL DATA AND ASSET QUALITY

(unaudited)

	For the Quarter Ended
	March 31,	December 31,	March 31,
(in thousands, except share and per share amounts and percentages)	2021	2020	2020
Selected Financial Data:
Return on average assets	1.25%	1.33%	0.83%
Return on average equity	12.7%	13.0%	8.5%
Return on average tangible equity (1)	14.9%	15.3%	10.3%
Efficiency ratio (2)	51.5%	49.0%	58.2%
Net interest margin	3.16%	3.19%	2.92%
Cost of deposits	0.31%	0.41%	1.18%
Loan to deposit ratio	90.1%	89.8%	105.9%
Noninterest income as a % of total revenues	18.0%	18.0%	19.2%
Loan originations	$765,298	$715,181	$663,168
Assets under management	5,027,989	4,926,791	3,897,914
Tangible common equity to tangible assets (1)	8.91%	8.75%	8.20%
Book value per share	$15.95	$15.58	$13.97
Tangible book value per share	13.84	13.44	11.80

Asset Quality:
Nonperforming assets
Nonaccrual loans	$16,603	$20,628	$9,250
Total nonperforming loans	$16,603	$20,628	$9,250

Loans 30 - 89 days past due	$9,464	$2,650	$1,758
Accruing loans 90 days or more past due	1,211	152	399

Nonperforming assets to total assets	0.24%	0.30%	0.14%
Loans 30 - 89 days past due to total loans	0.18%	0.05%	0.04%
Allowance for credit losses to loans held for investment	0.45%	0.50%	0.48%
Allowance for credit losses to nonaccrual loans	139.6%	117.3%	248.6%
Net charge-offs (recoveries) to average loans - annualized	(0.01)%	0.02%	0.01%

(1)	Tangible equity is a non-GAAP financial measure. See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this report.
(2)	Efficiency Ratio is a non-GAAP financial measure: See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this report.

FIRST FOUNDATION INC. FIRST QUARTER 2021 RESULTS

SEGMENT REPORTING

(unaudited)

	For the Quarter Ended
	March 31,	December 31,	March 31,
(in thousands)	2021	2020	2020
Banking:
Interest income	$59,138	$57,930	$62,338
Interest expense	4,848	6,179	17,440
Net interest income	54,290	51,751	44,898
Provision for credit losses	360	(233)	2,279
Noninterest income	5,309	5,297	4,659
Noninterest expense	28,579	25,784	28,029
Income before taxes on income	$30,660	$31,497	$19,249

Wealth Management:
Noninterest income	$6,923	$6,371	$6,488
Noninterest expense	5,731	5,043	6,165
Income before taxes on income	$1,192	$1,328	$323

Other and Eliminations:
Interest income	$—	$—	$—
Interest expense	61	39	30
Net interest income	(61)	(39)	(30)
Noninterest income	(324)	(306)	(472)
Noninterest expense	201	547	463
Income before taxes on income	$(586)	$(892)	$(965)

FIRST FOUNDATION INC. FIRST QUARTER 2021 RESULTS

LOAN AND DEPOSIT BALANCES

(unaudited)

	For the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(in thousands)	2021	2020	2020	2020	2020
Loans
Outstanding principal balance:
Loans secured by real estate:
Residential properties:
Multifamily	$2,425,182	$2,247,542	$2,084,175	$2,556,332	$2,369,081
Single Family	844,532	806,014	818,436	839,537	851,443
Subtotal	3,269,714	3,053,556	2,902,611	3,395,869	3,220,524
Commercial properties	701,920	747,807	770,964	774,939	793,182
Land	57,227	55,832	57,722	65,094	68,101
Total real estate loans	4,028,861	3,857,195	3,731,297	4,235,902	4,081,807
Commercial and industrial loans	1,063,937	918,676	858,744	875,464	696,596
Consumer loans	14,243	18,888	18,399	18,640	17,476
Total loans	5,107,041	4,794,759	4,608,440	5,130,006	4,795,879
Deferred fees and expenses	10,165	9,040	6,883	6,806	9,634
Total	$5,117,206	$4,803,799	$4,615,323	$5,136,812	$4,805,513

Loans held for sale	$513,054	$505,404	$512,598	$527,970	$520,721

Deposits
Demand deposits:
Noninterest-bearing	$2,182,714	$1,655,847	$1,890,028	$1,770,382	$1,315,114
Interest-bearing	1,012,448	871,289	396,938	411,053	384,215
Money market and savings	2,284,994	2,407,401	1,922,264	1,643,871	1,380,903
Certificates of deposits	765,665	978,896	1,254,583	1,822,535	1,950,595
Total	$6,245,821	$5,913,433	$5,463,813	$5,647,841	$5,030,827

FIRST FOUNDATION INC. FIRST QUARTER 2021 RESULTS

CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST, YIELD AND RATES

(unaudited)

	For the Quarter Ended
	March 31,	December 31,	March 31,
(in thousands, except percentages)	2021	2020	2020
Average Balances:
Loans	$5,383,745	$5,132,081	$5,082,152
Securities	772,204	849,585	999,625
Total interest-earnings assets	6,870,328	6,480,629	6,143,797
Deposits: interest-bearing	4,173,990	3,834,901	3,705,907
Deposits: noninterest-bearing	1,930,737	1,836,058	1,266,328
Borrowings	206,085	260,611	682,936

Average Yield / Rate:
Loans	3.99%	4.01%	4.32%
Securities	2.70%	2.85%	2.80%
Total interest-earnings assets	3.45%	3.57%	4.06%
Deposits (interest-bearing only)	0.45%	0.61%	1.59%
Deposits (noninterest and interest-bearing)	0.31%	0.41%	1.18%
Borrowings	0.56%	0.51%	1.66%
Total interest-bearing liabilities	0.45%	0.60%	1.60%

Net Interest Rate Spread	3.00%	2.97%	2.46%

Net Interest Margin	3.16%	3.19%	2.92%

FIRST FOUNDATION INC. FIRST QUARTER 2021 RESULTS

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP net income and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the information below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this report, or a reconciliation of the non-GAAP calculation of the financial measure.

FIRST FOUNDATION INC. FIRST QUARTER 2021 RESULTS

NON-GAAP RETURN ON AVERAGE TANGIBLE COMMON EQUITY (ROATCE)

(unaudited)

Return on average tangible common equity was calculated by excluding core deposit intangible amortization expense and the associated tax adjustment from net income and excluding average goodwill and intangibles assets from the average shareholders’ equity during the associated periods.

The table below provides a reconciliation of the GAAP measure of return on average equity to the non-GAAP measure of return on average tangible common equity:

	For the Quarter Ended
(in thousands, except percentages)	March 31,		December 31,		March 31,
	2021		2020		2020
Average shareholders’ equity	$704,421		$687,116		$621,872
Less: Average goodwill and intangible assets	95,080		95,515		96,931
Average tangible common equity	609,341		591,601		524,941

Net Income (loss)	$22,355		$22,366		$13,211
Plus: Amortization of intangible assets expense	432		439		519
Less: Tax effect on amortization of intangible assets expense	125		127		151
Net Income (loss) available to common shareholders	22,662		22,678		13,579

Return on Average Equity(1)	12.7%	%	13.0%	%	8.5%	%
Return on Average Tangible Common Equity(2)	14.9%	%	15.3%	%	10.3%	%
Tax rate utilized for calculating tax effect on amortization of intangible assets expense	29.0%		29.0%		29.0%

(1)	Annualized net income (loss) divided by average shareholders’ equity.
(2)	Annualized adjusted net income (loss) available to common shareholders divided by average tangible common equity.

FIRST FOUNDATION INC. FIRST QUARTER 2021 RESULTS

NON-GAAP EFFICIENCY RATIO

(unaudited)

Efficiency ratio is a non-GAAP financial measurement determined by methods other than in accordance with U.S. GAAP.  This figure represents the ratio of noninterest expense, less amortization of intangible assets expense, to the sum of net interest income before allowance for credit losses and total noninterest income, less net gain (loss) from the sale of other real estate owned and net gain (loss) from the sale of securities.

The table below provides a calculation of the non-GAAP measure of efficiency ratio:

	For the Quarter Ended
(in thousands, except percentages)	March 31,	December 31,	March 31,
	2021	2020	2020
Total noninterest expense	$34,511	$31,374	$32,857
Less: Amortization of intangible assets expense	432	439	519
Adjusted Noninterest expense	34,079	30,935	32,338

Net interest income	$54,229	$51,712	$44,868
Plus: Total noninterest income	11,908	11,362	10,675
Adjusted Revenue	66,137	63,074	55,543

Efficiency Ratio	51.5%	49.0%	58.2%

FIRST FOUNDATION INC. FIRST QUARTER 2021 RESULTS

NON-GAAP TANGIBLE COMMON EQUITY RATIO & TANGIBLE BOOK VALUE PER SHARE

(unaudited)

Tangible common equity ratio and tangible book value per share are non-GAAP financial measurements determined by methods other than in accordance with U.S. GAAP.  Tangible common equity ratio is calculated by taking tangible common equity which is shareholders’ equity excluding the balance of goodwill and intangible assets and dividing by tangible assets which is total assets excluding the balance of goodwill and intangible assets. Tangible book value per share is calculated by dividing tangible common equity by basic common shares outstanding, as compared to book value per share, which is calculated by dividing shareholders’ equity by basic common shares outstanding.

The table below provides a reconciliation of the GAAP measure of equity to asset ratio to the non-GAAP measure of tangible common equity ratio and the GAAP measure of book value per share to the non-GAAP measure of tangible book value per share:

(in thousands, except per share amounts)	March 31,	December 31,	March 31,
	2021	2020	2020
Shareholders’ equity	$714,430	$695,711	$623,083
Less: Goodwill and intangible assets	94,864	95,296	96,672
Tangible Common Equity	619,566	600,415	526,411

Total assets	$7,051,832	$6,957,160	$6,513,708
Less: Goodwill and intangible assets	94,864	95,296	96,672
Tangible assets	6,956,968	6,861,864	6,417,036

Equity to Asset Ratio	10.13%	10.00%	9.57%
Tangible Common Equity Ratio	8.91%	8.75%	8.20%

Book value per share	15.95	15.58	13.97
Tangible book value per share	13.84	13.44	11.80
Basic common shares outstanding	44,782,155	44,667,650	44,615,466